Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-69042, 333-93093, 333-102718, 333-139236) of A. Schulman, Inc. of our report dated October 26, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Cleveland, Ohio
October 26, 2009